Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Pasithea Therapeutics Corp. on Form S-1 FILE NOS. 333-255205 and 333-261573 of our report dated March 30, 2022, with respect to our audits of the consolidated financial statements of Pasithea Therapeutics Corp. as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and period from May 12, 2020 (inception) to December 31, 2020, which report is included in this Annual Report on Form 10-K of Pasithea Therapeutics Corp. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp
New Haven, CT
March 30, 2022